EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS PER SHARE OF 26 CENTS FOR THE SECOND QUARTER OF 2008

 Net Interest Margin Up 35 Basis Points to 2.67% on Lower Deposit Costs; Largest Quarterly Loan Origination Volume Since June 2004

Brooklyn, NY – July 23, 2008 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank" or "Dime"), today reported net income of $8.4 million, or 26 cents per diluted share, for the quarter ended June 30, 2008, compared to $6.0 million, or 18 cents per diluted share, for the quarter ended March 31, 2008 and $5.6 million, or 17 cents per diluted share, for the quarter ended June 30, 2007.

During the quarter ended June 30, 2008, the Company recorded a non-recurring adjustment to income tax expense, which added $590,000 to net income during the period. Excluding this item, net income was $7.8 million, or 24 cents per diluted share, during the period.  Core earnings approximated reported earnings during the three months ended both March 31, 2008 and June 30, 2007.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company,  "As we indicated would likely occur in our last quarter's release, earnings grew significantly during the June 2008 quarter due primarily to the repricing of deposits and borrowings at far more favorable costs."  Average funding costs declined 50 basis points, to 3.30%, during the quarter ended June 30, 2008 compared to the quarter ended March 31, 2008.

Mr. Palagiano continued, "In addition, loan originations during the June 2008 quarter were over twice the level experienced in the March 2008 quarter, as the supply of commercial real estate credit by conduits and banks to Dime's traditional multifamily lending niche appeared to decline, to the benefit of traditional portfolio lenders like Dime.  These conditions continue to hold currently, and Dime, therefore, anticipates an elevated level of loan closings in the third quarter of 2008 similar to that experienced in the June 2008 quarter.  As for loan pricing, spreads between multifamily loan and Treasury rates continue to run in the 225 to 275 basis point range on the Bank's generic 5 plus 5 year loan product."

Mr. Palagiano stated, "This quarter we experienced some modest deterioration in credit quality as non-performing loans as a percentage of total loans rose from 0.11% to 0.22%.  We continue to watch the credit performance of the loan portfolio carefully in light of current conditions nationally.  So far, we see nothing systemic.  Vacancy rates in our lending market, especially residential vacancies, continue to be low.  Rents do not appear to be declining, although there also does not appear to be a continuing trend toward significant market rent increases.  In total, we are satisfied that the loan portfolio is performing as expected at this point in the credit cycle."

"The outlook continues to appear favorable for earnings growth during the upcoming quarter, when factoring in the elements of low credit costs, wide spreads between lending and funding, and some asset growth," concluded Mr. Palagiano.

In April 2008, Dime opened its 22nd branch in the Borough Park community of Brooklyn, New York, and anticipates opening its 23rd branch by the end of 2008, located on Montague Street in Brooklyn Heights.  At June 30, 2008, the Borough Park branch had $56.6 million of deposits at an average cost of 3.85%.

SECOND QUARTER 2008 HIGHLIGHTS

•	Net interest margin was 2.67%, up from 2.32% in the March 2008 quarter and 2.27% in the June 2007 quarter.
•	Average cost of deposits decreased to 2.69% compared to 3.35% in the March 2008 quarter and 3.62% in the June 2007 quarter.
•	Real estate loan originations were $341.0 million at an average rate of 5.83%, compared to $163.2 million at an average interest rate of 6.03% during the quarter ended March 31, 2008.
•	The annualized loan amortization rate was 17%, compared to 14% during the previous quarter.
•	Assets increased by 11% annualized fueled by loan portfolio growth of $200 million, as the Company took advantage of the positively sloped yield curve to accelerate balance sheet growth.
•	The Company grew tangible capital by $7.2 million to provide for balance sheet growth and strengthen its capital position.
•	The loan pipeline was $310.3 million at June 30, 2008.
•	The Company increased its loan loss provision by $250,000, reflecting the increased volume of loan originations.
•	Prepayment and late charge fees were $828,000, compared to $1.1 million in the March 2008 quarter and $1.0 million in the June 2007 quarter.

BALANCE SHEET

Total assets grew in the second quarter by approximately $101.7 million, representing an annualized rate of 11%.  The loan portfolio rose by $200.4 million, and investments in mortgage-backed securities available for sale increased by $64.3 million.  Cash and due from banks declined by $100.5 million, and federal funds sold and other short-term investments declined by $74.2 million.

The Company purchased approximately $83 million in mortgage-backed securities during the June 2008 quarter, utilizing available liquidity from deposit inflows that occurred late in the March 2008 quarter.  The securities purchased were short-term, fixed rate agency obligations, all possessing the highest possible credit rating.

On the liability side, during the June 2008 quarter, management decided to take advantage of the beneficial spreads between medium term FHLBNY advances and new retail certificates of deposit. The $238.1 million in wholesale funding added during the quarter, which was used to fund new loan originations, possessed an average term to maturity of 2.9 years, enabling management to extend the average duration of the Bank’s liabilities. The average cost on the new advances was 3.6%, significantly lower than the cost of raising new, or retaining existing, retail deposit funding of similar durations. As a result of the emphasis on new wholesale funding, total deposits declined by $112.7 million during the quarter ended June 30, 2008.  The entire decrease was experienced in certificates of deposit, which declined $122.2 million during the period.

OPERATING RESULTS

The Company’s pre-tax income was $12.4 million for the quarter ended June 30, 2008, compared to $9.1 million earned in the linked-quarter March 2008, and $8.8 million earned during the same quarter last year, June 2007.  The linked-quarter increase of $3.3 million resulted from higher net interest income of $3.9 million that was partially offset by an increased provision for loan losses of $250,000 and lower non-interest income of $307,000.

Looking at the components of net interest income during the linked-quarter, the Company earned $1.0 million more in gross interest income on (1) a larger real estate loan portfolio (even though the average yield on the real estate loan portfolio dropped by 7 basis points to 5.88%), and (2) a larger investment portfolio.  The Company earned $828,000 in prepayment and late charge income during the June 2008 quarter compared to $1.1 million during the March 2008 quarter.

The Company paid $2.8 million less in gross interest expense in the June 2008 quarter than the March 2008 quarter.  This decline was experienced in interest expense on deposits, which declined by $3.5 million, due to a reduction of 68 basis points in their average cost, and was partially offset by an increase of $675,000 in interest expense on borrowings that resulted from an increase of $113.0 million in their average balance during the June 2008 quarter compared to the March 2008 quarter.

For the quarter ended June 30, 2008, non-interest income was $307,000 below the linked-quarter of March 2008.  This decline resulted primarily from a loss of $128,000 on the sale of other real estate owned and a charge to mortgage banking income of $300,000 used to boost the book reserve for losses on loans sold with limited recourse.  The mortgage banking charge reflects losses through June 30, 2008 on approximately $4.2 million of non-performing loans sold to Fannie Mae with limited recourse. These loans are not included in the Bank's $6.9 million of non-performing loans, as the $6.9 million reflects only portfolio loans owned by Dime.  The $300,000 charge is included in the mortgage banking income line item on the consolidated statements of operations.  There are currently no other non-performing loans serviced by the Bank for Fannie Mae.  From the inception of the Fannie Mae program through June 2008, the Bank has sold approximately $660 million of multifamily loans to Fannie Mae.

Total non-interest ("operating") expense for the quarter ended June 30, 2008 was $12.3 million, relatively unchanged from the previous quarter, as increased deposit insurance and occupancy expenses were offset by a decline in salaries and benefits expense.  Operating expenses in the September 2008 quarter are expected to approximate $12.4 million.

Comparing the current quarter to the same quarter last year, for the quarter ended June 30, 2008, the Company’s pre-tax income was $12.4 million, compared to $8.8 million earned during the quarter ended June 30, 2007.  The $3.6 million quarter-over-quarter increase was primarily the net result of three items: higher net interest income of $5.4 million, partially offset by lower non-interest income of $527,000 plus higher non-interest expense of $1.1 million.

Examining the components of net interest income quarter-over-quarter, the Company earned $3.9 million more in gross interest income on significantly larger loan and investment portfolios.  The average yield on the total loan portfolio was 5.88% during the June 2008 quarter compared to 5.92% during the June 2007 quarter.  The Company earned $828,000 in prepayment and late charge income during the quarter ended June 2008 compared to $1.0 million during the June 2007 quarter.  The combined average yield on investments and mortgage-backed securities rose by 47 basis points due to a significant amount of higher-yielding mortgage-backed securities purchased during the first six months of 2008.

Interest expense declined by $1.5 million during the June 2008 quarter compared to the June 2007 quarter, despite an increase of $405.8 million in average balance of interest bearing liabilities, as the average cost of interest bearing liabilities declined from 4.01% in the June 2007 quarter to 3.30% in the June 2008 quarter.

For the quarter ended June 30, 2008, non-interest income was $527,000 below the quarter ended June 30, 2007.  The decline resulted primarily from a loss of $128,000 on the sale of other real estate owned and a charge to mortgage banking income of $300,000 to the book reserve for losses on loans sold with limited recourse.  The remaining decline resulted from lower fees earned on monies advanced by the Bank for check clearing currently processed by an outside party.

Finally, for the quarter ended June 30, 2008, non-interest expense was $1.1 million higher than the same quarter last year.  Salary and benefit expense was the largest component of the variance, and included both ongoing salary increases and an increase of $152,000 related to stock benefit expenses, reflecting both three months of expense on equity awards granted in May 2007 (compared to two months of expense recognized during the June 2007 quarter) along with higher ESOP expense resulting from an increase in the Company's stock price.

REAL ESTATE LENDING, LOAN SALES AND CREDIT QUALITY

Real estate loan originations totaled $341.0 million during the quarter ended June 30, 2008.  The average rate on real estate loan originations during the quarter ended June 30, 2008 was 5.83%, compared to 6.59% during the quarter ended June 30, 2007 and 6.03% during the quarter ended March 31, 2008.

Real estate loan amortization during the June 2008 quarter approximated 17% of the real estate loan portfolio on an annualized basis, compared to 10% during the June 2007 quarter and 14% during the March 2008 quarter.

The Company completed loan sales of $15.1  million, for a gain of $132,000, during the June 2008 quarter.  This compares with gains of $87,000 and $223,000 on loan sales of $7.0 million and $17.0 million during the quarters ended March 31, 2008 and June 30, 2007, respectively.  Gains on loan sales are included in the mortgage banking income line item in the consolidated statements of operations.

Non-performing assets were $6.9 million at June 30, 2008, representing only 0.18% of total assets.  During the quarter ended June 30, 2008, the Bank added six loans approximating $3.7 million to non-performing status. The Bank does not expect to incur any significant losses on these loans. In addition, during the quarter ended June 30, 2008, the Bank sold two loans that were acquired into other real estate owned late in March 2008, recognizing a loss of $128,000 on the sale, and recorded charge-offs of $115,000 on problem loans that either were satisfied during the quarter ended June 30, 2008, or for which the terms of satisfaction were substantially determined during the quarter ended June 30, 2008.

In determining the timing and amount of any future loan loss provisions, management's quarterly evaluation of the loan loss reserves takes into account not only the performance of the current loan portfolio, but also general credit conditions and volume of new business.  The loan loss provision was increased by $250,000 during the quarter ended June 30, 2008 compared to both the quarters ended March 31, 2008 and June 30, 2007.  This increase reflected the estimated losses related to the significant growth in the real estate loan portfolio (including commitments to fund loans in the September 2008 quarter) that occurred during the quarter ended June 30, 2008.

Total credit costs (i.e., net charge-offs plus the loss on sale of other real estate owned) were $244,000 during the quarter ended June 30, 2008, compared to $144,000 during the quarter ended March 31, 2008, and zero during the quarter ended June 30, 2007.

In addition, the Bank increased the quarterly loan loss provision to $310,000 for the quarter ended June 30, 2008, from $60,000 in the prior quarter, reflecting the substantial increase in the ‘owned’ portfolio of loans.

After charges and credits, the allowance (excluding the allowance for commitments) for portfolio loan losses stood at 0.49% of total loans and 224.6% of non-performing loans at June 30, 2008.

INCOME TAX EXPENSE

During the quarter ended June 30, 2008, the Company recorded a non-recurring reduction of $590,000 related to income tax expense associated with the reduction in reserves for uncertain tax positions.  Excluding this item, the Company's effective tax rate was 36.8% during the quarter and is expected to approximate 37% for the year ending December 31, 2008.

DEPOSITS

Deposits decreased $112.7 million from March 31, 2008 to June 30, 2008.  Certificates of deposit declined by $122.2 million, and were partially offset by an increase of $9.4 million in core (non-certificate) deposits.  Within core deposits, interest-bearing checking accounts increased $36.9 million, or 47%, on a linked quarter basis, on the success of the "Prime Dime" checking account program launched in the second half of 2007.  Savings accounts also increased $11.0 million due to adjustments in deposit offering rates that made these accounts more attractive during the most recent quarter.  Money market balances decreased $42.6 million during the quarter as the Bank elected to reduce its offering rate on these accounts during the June 2008 quarter.  The decline in certificates of deposit also reflected declines in offering rates on new and repricing balances during the June 2008 quarter.  Early in the June 2008 quarter, management elected to reduce deposit offering rates in response to the decline in benchmark short-term interest rates that occurred during the March 2008 quarter, and retained that pricing posture throughout the June 2008 quarter.

There was a very favorable, but brief, period of time near the end of the first quarter and into the second quarter during which wholesale funding was very attractive compared to funding with deposits.  Wholesale funds were obtained at far lower rates, and for longer terms, than achievable with deposit funding.  For that reason, the Bank capitalized on this opportunity by adding $238.1 million in wholesale funding at an average term to maturity of 2.9 years and an average cost of 3.6%.  At the time, funding with traditional CDs would have been costlier for shorter durations.  This advantage has disappeared as wholesale funding rates have risen, therefore, the Bank has recently moved to raise its deposit rates to more competitive levels.

The average deposit cost declined 66 basis points from 3.35% during the quarter ended March 31, 2008 to 2.69% during the quarter ended June 30, 2008.

Mr. Palagiano noted, "Dime continues to strive to move its deposit base toward checking accounts that management believes will be a more cost effective and stable source of funding, as evidenced by the 47% increase in our Prime Dime checking account."

Average deposits per branch approximated $95 million at June 30, 2008, down from $104 million at March 31, 2008.  The addition of the Borough Park branch in April 2008 was the greatest contributor to the decline in the average balance per branch.  Core deposits comprised 56% of total deposits at June 30, 2008, up from 53% at March 31, 2008 and 51% at June 30, 2007.  The loan-to-deposit ratio was 151% at June 30, 2008, compared to 126% at June 30, 2007 and 134% at March 31, 2008.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders' equity at June 30, 2008 was $274.3 million, or 7.33% of total assets, compared to $270.0 million, or 7.42% of total assets, at March 31, 2008. The decline in stockholders' equity as a percentage of assets resulted from an increase of $101.7 million in period-end assets, as the Company elected to grow its balance sheet while interest rate spreads were more favorable.

The Company elected not to repurchase any of its common stock during the second quarter of 2008.  Loan demand is robust, and looks to remain so at least through the third quarter.  Given the possibility of capturing some asset growth at favorable spreads, management chose to retain capital during this period.  This strategy will be reviewed as conditions change through the remainder of the year.  As of June 30, 2008, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

After outlays for dividends paid to shareholders and share repurchases, the Company’s tangible stockholders' equity increased to $226.0 million at June 30, 2008, compared to $218.8 million at March 31, 2008.  The quarterly cash dividend paid in May 2008 represented a payout ratio of 53.9% of second quarter 2008 earnings.  At June 30, 2008, the consolidated tangible stockholders’ equity ratio was 6.11% of tangible assets and the tangible book value per share was $6.63.

For the quarter ended June 30, 2008, the return on average stockholders’ equity was 12.44%, the return on average tangible equity was 15.24%, and the cash return on average tangible equity was 16.34%.

OUTLOOK

Mr. Palagiano stated, "Core earnings per share are expected to increase again in the third quarter, as the residual effects of significant reductions in short-term interest rates during the March 2008 quarter continue to help margin and earnings for another quarter."

The average cost of deposits decreased from 3.35% during the March 2008 quarter to 2.69% during the June 2008 quarter, as the Company began to realize the full effects of the reductions in short-term rates resulting from the actions of the Federal Open Market Committee during the March 2008 quarter.  Approximately $227 million of certificates of deposit with an average cost of 3.47% are scheduled to mature during the upcoming quarter.  However, rates on new and renewed certificates of deposit currently range from 3.0% to 4.0%.  As a result, the net interest margin is expected to remain stable during the third quarter of 2008.

In addition, approximately $171 million in portfolio mortgage loans with a weighted average coupon of 5.03% are scheduled to contractually reprice or mature during the remainder of 2008.  During the year ending December 31, 2009, an additional $333 million in mortgage loans with a weighted average coupon of 5.41% are scheduled to reprice.  Today's rates for similar products are in the range of 5.875% to 6.25%.

Amortization rates (including prepayments), which approximated 17% annualized during the second quarter of 2008 (inclusive of loan refinancing activity), are expected to increase to the 20% to 25% range during the remainder of 2008, due primarily to increased loan refinancing activity as loans approach their contractual repricing.  Prepayment fees generally decline as loans move closer to contractual repricing.  Prepayment fee income is thus not expected to increase proportionally with the overall increase in prepayment levels.

At June 30, 2008, the real estate loan commitment pipeline approximated $310.3 million, including $12.4 million of commitments on loans intended for sale.  The real estate loan pipeline intended for portfolio retention had a weighted average interest rate approximating 5.79% at June 30, 2008.

We expect continued balance sheet growth in the third quarter, as committed loans in the pipeline are closed.  However, unless deposit funding becomes more favorable in the fourth quarter, asset growth will likely be managed to neutral, as the Company expects to focus mainly on retaining loans that are approaching their contractual interest rate repricing.

We anticipate some continuing credit costs associated with serviced loans, as well as another provision to the loan loss reserve.  Credit costs and provisions for each of the remaining quarters of 2008 are anticipated to be at about the level experienced in the second quarter, barring any unforeseen deterioration in credit quality.

Despite the volume of repricing loans over the next several quarters, large gains in the net interest margin are likely behind us at this point in the cycle, since deposit pricing remains competitive.

Operating expenses for the September 2008 quarter are expected to approximate the $12.4 million level experienced during the June 2008 quarter.  The Company expects to continue to repurchase its common stock, and has sufficient capital to remain opportunistic, if conditions warrant.  The Company currently expects third quarter 2008 earnings per diluted share to be in the range of $0.25 to $0.27.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.74 billion in consolidated assets as of June 30, 2008, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-two branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	June 30,		March 31,
	2008	December 31,	2008
	(Unaudited)	2007	(Unaudited)
ASSETS:
Cash and due from banks	$ 22,872	$ 101,708	$ 123,412
Investment securities held to maturity	-	80	80
Investment securities available for sale	33,480	34,095	35,142
Mortgage-backed securities available for sale	319,516	162,764	255,169
Federal funds sold and other short-term investments	17,327	128,014	91,502
Real Estate Loans:
One-to-four family and cooperative apartment	148,570	145,592	144,152
Multifamily and underlying cooperative	2,151,071	1,949,025	2,000,153
Commercial real estate	778,572	728,129	741,072
Construction and land acquisition	48,036	49,387	42,694
Unearned discounts and net deferred loan fees	2,883	1,833	2,461
Total real estate loans	3,129,132	2,873,966	2,930,532
Other loans	3,531	2,169	2,019
Allowance for loan losses	(15,386)	(15,387)	(15,665)
Total loans, net	3,117,277	2,860,748	2,916,886
Loans held for sale	2,140	890	1,547
Premises and fixed assets, net	26,055	23,878	24,830
Federal Home Loan Bank of New York capital stock	50,510	39,029	39,479
Other real estate owned	-	-	895
Goodwill	55,638	55,638	55,638
Other assets	97,189	94,331	95,721
TOTAL ASSETS	$ 3,742,004	$ 3,501,175	$ 3,640,301
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$91,603	$88,398	$87,510
Interest Bearing Checking	114,716	61,687	77,832
Savings	281,654	274,067	270,607
Money Market	680,446	678,759	723,061
Sub-total	$1,168,419	$1,102,911	$1,159,010
Certificates of deposit	912,473	1,077,087	1,034,626
Total Due to Depositors	2,080,892	2,179,998	2,193,636
Escrow and other deposits	69,832	52,209	84,273
Securities sold under agreements to repurchase	265,000	155,080	230,080
Federal Home Loan Bank of New York advances	919,675	706,500	716,500
Subordinated Notes Sold	25,000	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165	72,165
Other liabilities	35,188	41,371	48,636
TOTAL LIABILITIES	3,467,752	3,232,323	3,370,290
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,121,069 shares, 50,920,141 sharesand 50,906,278 shares issued at June 30, 2008, March 31, 2008 and December 31, 2007,respectively, and 34,085,693 shares, 33,872,765 shares and 33,909,902 shares outstanding at June 30, 2008 and December 31, 2007, respectively)	511	509	509
Additional paid-in capital	212,359	208,369	209,037
Retained earnings	293,371	288,112	289,499
Unallocated common stock of Employee Stock Ownership Plan	(4,048)	(4,164)	(4,106)
Unearned common stock of Restricted Stock Awards	(648)	(634)	(527)
Common stock held by the Benefit Maintenance Plan	(8,007)	(7,941)	(7,941)
Treasury stock (17,035,376 shares, 17,047,376 shares and 16,996,376 shares at June 30, 2008, March 31, 2008 and December 31, 2007, respectively)	(211,626)	(211,121)	(211,775)
Accumulated other comprehensive loss, net	(7,660)	(4,278)	(4,685)
TOTAL STOCKHOLDERS' EQUITY	274,252	268,852	270,011
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,742,004	$3,501,175	$3,640,301

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
Interest income:
Loans secured by real estate	$44,147	$43,066	$40,697	$87,213	$80,947
Other loans	41	44	42	85	87
Mortgage-backed securities	3,370	2,216	1,435	5,586	2,947
Investment securities	364	708	377	1,072	819
Federal funds sold and
other short-term investments	1,346	2,196	2,793	3,542	5,262
Total interest income	49,268	48,230	45,344	97,498	90,062
Interest expense:
Deposits and escrow	14,452	17,968	19,576	32,420	37,737
Borrowed funds	11,706	11,031	8,099	22,737	16,770
Total interest expense	26,158	28,999	27,675	55,157	54,507
Net interest income	23,110	19,231	17,669	42,341	35,555
Provision for loan losses	310	60	60	370	120
Net interest income after
provision for loan losses	22,800	19,171	17,609	41,971	35,435

Non-interest income:
Service charges and other fees	1,140	1,049	1,090	2,189	2,257
Mortgage banking income	30	286	415	316	847
Loss on sale of securities and
other real estate owned	(129)	-	-	(129)	-
Other	819	832	882	1,651	1,773
Total non-interest income	1,860	2,167	2,387	4,027	4,877
Non-interest expense:
Compensation and benefits	6,889	7,234	6,198	14,122	12,648
Occupancy and equipment	1,764	1,570	1,512	3,335	3,007
Other	3,605	3,476	3,489	7,081	6,792
Total non-interest expense	12,258	12,280	11,199	24,538	22,447

Income before taxes	12,402	9,058	8,797	21,460	17,865
Income tax expense	3,977	3,101	3,152	7,078	6,403

Net Income	$8,425	$5,957	$5,645	$14,382	$11,462

Earnings per Share:
Basic	$0.26	$0.18	$0.17	$0.44	$0.33
Diluted	$0.26	$0.18	$0.17	$0.44	$0.33

Average common shares outstanding
for Diluted EPS	32,935,285	32,683,161	34,123,887	32,773,631	34,373,520

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2007.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Net income as reported	$ 8,425	$ 5,957	$ 5,645	$ 14,382	$ 11,462
Loss on sale of securities and other real estate owned	129	-	-	129	-
Non-recurring adjustment to income taxes	(590)	-	-	(590)	-
Tax effect of adjustments	(58)	-	-	(58)	-
Core Earnings	$ 7,906	$ 5,957	$ 5,645	$ 13,863	$ 11,462
Cash Earnings Additions :
Non-cash stock benefit plan expense	611	561	462	1,172	791
Core Cash Earnings	$ 8,517	$ 6,518	$ 6,107	$ 15,035	$ 12,253
Core Cash EPS (Diluted)	$ 0.26	$ 0.20	$ 0.18	$ 0.46	$ 0.36
Core Cash Return on Average Assets	0.93%	0.74%	0.75%	0.84%	0.76%
Core Cash Return on Average Tangible Stockholders' Equity	15.40%	12.04%	10.57%	13.74%	10.46%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.26	$0.18	$0.17	$ 0.44	$ 0.33
Return on Average Assets	0.92%	0.68%	0.69%	0.80%	0.71%
Return on Average Stockholders' Equity	12.44%	8.87%	8.06%	10.66%	8.09%
Return on Average Tangible Stockholders' Equity	15.24%	11.00%	9.77%	13.14%	9.79%
Net Interest Spread	2.39%	2.01%	1.81%	2.20%	1.83%
Net Interest Margin	2.67%	2.32%	2.27%	2.50%	2.30%
Non-interest Expense to Average Assets	1.34%	1.40%	1.37%	1.37%	1.39%
Efficiency Ratio (1)	49.10%	57.62%	56.47%	53.02%	56.17%
Effective Tax Rate	32.07%	34.23%	35.83%	32.98%	35.84%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.24	$ 0.18	$ 0.17	$ 0.42	$ 0.33
Core Return on Average Assets	0.86%	0.68%	0.69%	0.77%	0.71%
Core Return on Average Stockholders' Equity	11.67%	8.87%	8.06%	10.28%	8.09%
Core Return on Average Tangible Stockholders' Equity	14.30%	11.00%	9.77%	12.67%	9.79%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.05	$ 7.97	$ 7.81	$ 8.05	$ 7.81
Tangible Book Value Per Share	6.63	6.46	6.42	6.63	6.42

Average Balance Data:
Average Assets	$ 3,659,084	$ 3,512,724	$ 3,267,736	$ 3,585,904	$ 3,241,029
Average Interest Earning Assets	3,461,470	3,320,124	3,117,578	3,390,797	3,093,368
Average Stockholders' Equity	270,973	268,512	280,282	269,743	283,347
Average Tangible Stockholders' Equity	221,171	216,623	231,127	218,909	234,265
Average Loans	3,006,571	2,896,081	2,752,200	2,951,326	2,730,479
Average Deposits	2,158,477	2,153,031	2,166,907	2,155,754	2,125,199

Asset Quality Summary:
Net charge-offs	$ 116	$ 144	($ 1)	$ 260	($ 3)
Nonperforming Loans	6,852	3,090	2,937	6,852	2,937
Nonperforming Loans/ Total Loans	0.22%	0.11%	0.11%	0.22%	0.11%
Other real estate owned	-	$ 895	-	-	-
Nonperforming Assets	$ 6,852	$ 3,985	$ 2,937	$ 6,852	$ 2,937
Nonperforming Assets/Total Assets	0.18%	0.11%	0.09%	0.18%	0.09%
Allowance for Loan Loss/Total Loans	0.49%	0.53%	0.56%	0.49%	0.56%
Allowance for Loan Loss/Nonperforming Loans	224.55%	506.96%	524.51%	224.55%	524.51%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity toTangible Assets at period end	6.11%	6.09%	7.06%	6.11%	7.06%
Tangible Capital Ratio (Bank Only)	7.83%	7.77%	9.13%	7.83%	9.13%
Leverage Capital Ratio (Bank Only)	7.83%	7.77%	9.13%	7.83%	9.13%
Risk Based Capital Ratio (Bank Only)	11.46%	11.78%	12.83%	11.46%	12.83%

(1) The calculated ratio excludes the following gains on the sale of loans that are included in the "Mortgage Banking Income" line item in the consolidated statements of operatrions:  $132,000 for the three months ended June 30, 2008, $87,000 for the three months ended March 31, 2008, $223,000 for the three months ended June 30, 2007, $219,000 for the six months ended June 30, 2008 and $467,000 for the six months ended June 30, 2007.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)
	For the Three Months Ended
	June 30, 2008			March 31, 2008			June 30, 2007
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,004,756	$44,147	5.88%	$2,894,264	$43,066	5.95%	$2,750,429	$40,697	5.92%
Other loans	1,815	41	9.04	1,817	44	9.69	1,771	42	9.49
Mortgage-backed securities	303,581	3,370	4.44	192,771	2,216	4.60	146,181	1,435	3.93
Investment securities	34,540	364	4.22	35,655	708	7.94	25,534	377	5.91
Other short-term investments	116,778	1,346	4.61	195,616	2,196	4.49	193,663	2,793	5.77
Total interest earning assets	3,461,470	$49,268	5.69%	3,320,124	$48,230	5.81%	3,117,578	$45,344	5.82%
Non-interest earning assets	197,613			192,600			150,158
Total assets	$3,659,084			$3,512,724			$3,267,736

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$96,174	$580	2.42%	$63,834	$410	2.58%	$42,705	$186	1.75%
Money Market accounts	712,160	4,443	2.50	670,662	5,956	3.56	636,893	6,103	3.84
Savings accounts	278,782	399	0.57	271,839	367	0.54	293,759	449	0.61
Certificates of deposit	978,975	9,030	3.70	1,057,803	11,235	4.26	1,097,137	12,838	4.69
Total interest bearing deposits	2,066,091	14,452	2.81	2,064,138	17,968	3.49	2,070,494	19,576	3.79
Borrowed Funds	1,108,931	11,706	4.23	995,888	11,031	4.44	698,765	8,099	4.65
Total interest-bearing liabilities	3,175,022	26,158	3.30%	3,060,026	28,999	3.80%	2,769,259	27,675	4.01%
Non-interest bearing checking accounts	92,386			88,893			96,413
Other non-interest-bearing liabilities	120,703			95,293			121,782
Total liabilities	3,388,111			3,244,212			2,987,454
Stockholders' equity	270,973			268,512			280,282
Total liabilities and stockholders' equity	$3,659,084			$3,512,724			$3,267,736
Net interest income		$23,110			$19,231			$17,669
Net interest spread			2.39%			2.01%			1.81%
Net interest-earning assets	$286,448			$260,098			$348,319
Net interest margin			2.67%			2.32%			2.27%

Ratio of interest-earning assets to interest- bearing liabilities		109.02%			108.50%				112.58%
Deposits (including non-interest bearing checking accounts)	$ 2,158,477	$ 14,452	2.69%	$ 2,153,031	$ 17,968	3.35%	$ 2,166,907	$ 19,576	3.62%
Interest earning assets (excluding prepayment fees and late charges)			5.60%			5.68%			5.69%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279